Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $8.8 Million, or $1.57 Per Diluted Share, in Third Quarter 2024

ANCHORAGE, Alaska - October 23, 2024 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $8.8 million, or $1.57 per diluted share, in the third quarter of 2024, compared to $9.0 million, or $1.62 per diluted share, in the second quarter of 2024, and $8.4 million, or $1.48 per diluted share, in the third quarter a year ago. The increase in third quarter 2024 profitability as compared to the third quarter a year ago was primarily the result of an increase in mortgage banking income and higher net interest income, which was only partially offset by higher other operating expenses and a higher provision for credit losses.

Dividends per share in the third quarter of 2024 increased to $0.62 per share as compared to $0.61 per share in the second quarter of 2024 and $0.60 per share in the third quarter of 2023.

“We had strong deposit-funded loan growth in the third quarter,” said Mike Huston, Northrim’s President and Chief Executive Officer. “Deposits and loans both increased 7% from the end of the second quarter. Our deposit market share increased by 4% in the past year and by 42% in the past five years as our investments in people, expanded branch network, and differentiated service continue to attract new customers and strengthen existing relationships.”

Third Quarter 2024 Highlights:

•Net interest income in the third quarter of 2024 increased 7% to $28.8 million compared to $27.1 million in the second quarter of 2024 and increased 9% compared to $26.4 million in the third quarter of 2023.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.35% for the third quarter of 2024, up 5-basis points from the second quarter of 2024 and up 14-basis points from the third quarter a year ago.
•Return on average assets (“ROAA”) was 1.22% and return on average equity (“ROAE”) was 13.69% for the third quarter of 2024.
•Portfolio loans were $2.01 billion at September 30, 2024, up 7% from the preceding quarter and up 17% from a year ago, primarily due to new customer relationships, expanding market share, and to retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”), in the loan portfolio.
•Total deposits were $2.63 billion at September 30, 2024, up 7% from the preceding quarter, and up 8% from $2.43 billion a year ago. Non-interest bearing demand deposits increased 8% from the preceding quarter and decreased slightly year-over-year to $763.6 million at September 30, 2024 and represent 29% of total deposits.
•The average cost of interest-bearing deposits was 2.24% at September 30, 2024, up from 2.21% at June 30, 2024 and 1.75% at September 30, 2023.
•Mortgage loan originations increased to $248.0 million in the third quarter of 2024, up from $181.5 million in the second quarter of 2024 and $153.4 million in the third quarter a year ago. Mortgage loans funded for sale were $210.0 million in the third quarter of 2024, compared to $152.3 million in the second quarter of 2024 and $131.9 million in the third quarter of 2023.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total assets	$2,963,392	$2,821,668	$2,759,560	$2,807,497	$2,790,189
Total portfolio loans	$2,007,565	$1,875,907	$1,811,135	$1,789,497	$1,720,091
Total deposits	$2,625,567	$2,463,806	$2,434,083	$2,485,055	$2,427,930
Total shareholders’ equity	$260,050	$247,200	$239,327	$234,718	$225,259
Net income	$8,825	$9,020	$8,199	$6,613	$8,374
Diluted earnings per share	$1.57	$1.62	$1.48	$1.19	$1.48
Return on average assets	1.22%	1.31%	1.19%	0.93%	1.22%
Return on average shareholders’ equity	13.69%	14.84%	13.84%	11.36%	14.67%
NIM	4.29%	4.24%	4.16%	4.06%	4.15%
NIMTE*	4.35%	4.30%	4.22%	4.12%	4.21%
Efficiency ratio	66.11%	68.78%	68.93%	72.21%	66.64%
Total shareholders’ equity/total assets	8.78%	8.76%	8.67%	8.36%	8.07%
Tangible common equity/tangible assets*	8.28%	8.24%	8.14%	7.84%	7.54%
Book value per share	$47.27	$44.93	$43.52	$42.57	$40.60
Tangible book value per share*	$44.36	$42.03	$40.61	$39.68	$37.72
Dividends per share	$0.62	$0.61	$0.61	$0.60	$0.60
Common stock outstanding	5,501,943	5,501,562	5,499,578	5,513,459	5,548,436

* References to NIMTE, tangible book value per share, and tangible common equity to tangible common assets, (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

The Alaska Department of Labor (“DOL”) has reported Alaska’s seasonally adjusted unemployment rate in August of 2024 was 4.6% compared to the U.S. rate of 4.2%. The total number of payroll jobs in Alaska, not including uniformed military, increased 1.8% or 6,400 jobs between August of 2023 and August of 2024.

According to the DOL, the Construction sector had the largest growth in new jobs through August compared to the prior year. The Construction sector added 2,600 positions for a year over year growth rate of 12.9% between August of 2023 and 2024. The larger Health Care sector grew by 2,000 jobs for an annual growth rate of 4.9% over the same period. The Oil & Gas sector increased by 6.5% or 500 new direct jobs. Professional and Business Services added 1,000 jobs year over year through August of 2024, up 3.4%. The Government sector grew by 700 jobs for 0.9% growth, adding 500 Federal jobs and 200 Local government positions in Alaska. The only sectors to decline between August 2023 and August 2024 were Manufacturing (primarily seafood processing) shrinking 1,300 positions and Information, down 200 jobs.

Alaska’s Gross State Product (“GSP”) in the second quarter of 2024, was estimated to be $69.8 billion in current dollars, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s inflation adjusted “real” GSP increased 6.5% in 2023, placing Alaska fifth best of all 50 states. However, in the second quarter of 2024 Alaska decreased at an annualized rate of 1.1%, compared to the average U.S. growth rate of 3%. Alaska’s real GSP decline in the second quarter of 2024 was primarily caused by a slowdown in the Mining, Oil & Gas; and Transportation and Warehousing sectors.

The BEA also calculated Alaska’s seasonally adjusted personal income at $55.4 billion in the second quarter of 2024. This was an annualized improvement of 4% for Alaska, compared to the national average of 5.3%.

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The monthly average price of Alaska North Slope (“ANS”) crude oil was at an annual high of $89.05 in April of 2024 and averaged $74.06 in September of this year. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 479 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2023 and declined to 461 thousand bpd in Alaska’s fiscal year 2024. Starting in fiscal year 2025 it is projected to grow to 477 thousand bpd. The DOR projects the number to grow rapidly and reach 640 thousand bpd by fiscal year 2033. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 5.2% in 2023 to $480,207, following a 7.6% increase in 2022. This was the sixth consecutive year of price increases. In the first nine months of 2024 the average price continues to increase 6.8% to an average sale of $512,815.

The average sales price for single family homes in the Matanuska Susitna Borough rose 4% in 2023 to $397,589, after increasing 9.9% in 2022. This continues a trend of average price increases for more than a decade in the region. In the first nine months of 2024 the average sales price increased 4.6% in the Matanuska Susitna Borough to $415,709. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported a 1.2% decrease in the number of units sold in Anchorage when comparing January to September of 2023 and 2024. There were 5.4% less homes sold in the Matanuska Susitna Borough for the same nine month time period in 2024 compared to the prior year.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the third quarter of 2024, Northrim generated a ROAA of 1.22% and a ROAE of 13.69%, compared to 1.31% and 14.84%, respectively, in the second quarter of 2024 and 1.22% and 14.67%, respectively, in the third quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased 7% to $28.8 million in the third quarter of 2024 compared to $27.1 million in the second quarter of 2024 and increased 9% compared to $26.4 million in the third quarter of 2023. Interest expense on deposits increased to $10.1 million in the third quarter of 2024 compared to $9.5 million in the second quarter and $7.1 million in the third quarter of 2023.

NIMTE* was 4.35% in the third quarter of 2024 up from 4.30% in the preceding quarter and 4.21% in the third quarter a year ago. NIMTE* increased 14 basis points in the third quarter of 2024 compared to the third quarter of 2023 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, higher earning-assets, and higher yields on those assets which were only partially offset by an increase in costs on interest-bearing deposits. The weighted average interest rate for new loans booked in the third quarter of 2024 was 7.24% compared to 7.90% in the second quarter of 2024 and 7.44% in the third quarter a year ago. The yield on the investment portfolio in the third quarter of 2024 decreased slightly to 2.80% from 2.82% in the second quarter of 2024 and increased from 2.43% in the third quarter of 2023. “We continue to see the benefit of new loan volume and repricing outweigh the modest increase in deposit costs in the third quarter of 2024,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.13%

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posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 2024.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $2.1 million in the third quarter of 2024, which was comprised of of a $325,000 provision for credit losses on unfunded commitments and a provision for credit losses on loans of $1.7 million. The provision for unfunded commitments was primarily due to an increase in unfunded commitments, as well as an increase in estimated loss rates due to changes in mix and management's assessment of economic conditions. The increase to the provision for credit losses on loans was primarily a result of loan growth, as well as an increase in the provision for loans individually evaluated and an increase in estimated loss rates. This compares to a benefit to the provision for credit losses of $120,000 in the second quarter of 2024, and provision for credit losses of $1.2 million in the third quarter a year ago.

Nonperforming loans, net of government guarantees, increased slightly during the quarter to $5.0 million at September 30, 2024, compared to $4.8 million at June 30, 2024, and decreased from $5.1 million at September 30, 2023.

The allowance for credit losses on loans was 394% of nonperforming loans, net of government guarantees, at the end of the third quarter of 2024, compared to 365% three months earlier and 326% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $11.6 million, or 29% of total third quarter 2024 revenues, as compared to $9.6 million, or 26% of revenues in the second quarter of 2024, and $8.0 million, or 23% of revenues in the third quarter of 2023. The increase in other operating income in the third quarter of 2024 as compared to the preceding quarter and the third quarter of 2023 was primarily the result of an increase in mortgage banking income due to a higher volume of mortgage activity. See further discussion regarding mortgage activity during the second quarter contained under “Home Mortgage Lending” below. The fair market value of marketable equity securities increased $576,000 in the third quarter of 2024 compared to a decrease of $60,000 in the prior quarter and an increase of $12,000 in the third quarter of 2023. The increase in other operating income in the third quarter of 2024 as compared to the third quarter a year ago was due primarily to an increase in mortgage banking income as a result of higher volume of mortgage activity due to our expansion in Arizona, Colorado, and the Pacific Northwest markets, as well as an increase in fair value of marketable equity securities.

Other Operating Expenses

Operating expenses were $26.7 million in the third quarter of 2024, compared to $25.2 million in the second quarter of 2024, and $22.9 million in the third quarter of 2023. The increase in other operating expenses in the third quarter of 2024 compared to the second quarter of 2024 was primarily due to an increase in salaries and other personnel expense, including $653,000 in mortgage commissions expense due to higher mortgage volume and a $979,000 increase in profit share expense, which was partially offset by a $836,000 decrease in medical claims expense. The increase in other operating expenses in the third quarter of 2024 compared to a year ago was primarily due to an increase in salaries and other personnel expense, as well as an increase in OREO expense due to a gain on sale recorded in the third quarter of 2023 for proceeds received related to a government guarantee on an OREO property sold in December 2022.

Income Tax Provision

In the third quarter of 2024, Northrim recorded $2.8 million in state and federal income tax expense for an effective tax rate of 24.2%, compared to $2.5 million, or 21.9% in the second quarter of 2024 and $1.9 million, or 18.4% in

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the third quarter a year ago. The increase in the tax rate in the third quarter of 2024 as compared to the third quarter of 2023 is primarily the result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income in 2024 as compared to 2023.

Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 15.66% of Alaska's total deposits as of June 30, 2024 compared to 15.04% of Alaska's total deposits as of June 30, 2023. This represents 62 basis points of growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were up 2.3% during the same period. Northrim opened a branch in Kodiak in the first quarter of 2023, a loan production office in Homer in the second quarter of 2023, a permanent branch in Nome in the third quarter of 2023, and a branch in Homer in the first quarter of 2024. See below for further discussion regarding the Company's deposit movement for the quarter.

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Net interest income in the Community Banking segment totaled $25.9 million in the third quarter of 2024, compared to $24.3 million in the second quarter of 2024 and $24.1 million in the third quarter of 2023. Net interest income increased 7% in the third quarter of 2024 as compared to the second quarter of 2024 mostly due to higher interest income on loans. This increase was only partially offset by higher interest expense on deposits and borrowings and lower interest income on portfolio investments.

Other operating expenses in the Community Banking segment totaled $19.1 million in the third quarter of 2024, up $588,000 or 3% from $18.5 million in the second quarter of 2024, and up $2.1 million or 13% from $16.9 million in the third quarter a year ago. The increase in the third quarter of 2024 as compared to the prior quarter was mostly due to an increases in salaries and other personnel expense, marketing expense, and professional fees. The increase in the third quarter of 2024 as compared to the third quarter a year ago was primarily due to an increase in OREO expense due to a gain on sale recorded in the third quarter of 2023 for proceeds received related to a government guarantee on an OREO property sold in December 2022, as well as increases in salaries and other personnel expense and marketing expense.

The following tables provide highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Net interest income	$25,901	$24,278	$24,215	$24,456	$24,050
(Benefit) provision for credit losses	1,492	(184)	197	885	1,190
Other operating income	4,540	3,693	3,813	4,048	3,597
Other operating expense	19,085	18,497	17,552	18,516	16,946
Income before provision for income taxes	9,864	9,658	10,279	9,103	9,511
Provision for income taxes	2,316	2,004	2,242	1,941	1,709
Net income	$7,548	$7,654	$8,037	$7,162	$7,802
Weighted average shares outstanding, diluted	5,583,055	5,558,580	5,554,930	5,578,491	5,624,906
Diluted earnings per share	$1.34	$1.37	$1.45	$1.29	$1.39

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2024	September 30, 2023
Net interest income	$74,394	$71,502
Provision for credit losses	1,505	2,957
Other operating income	12,046	9,564
Other operating expense	55,134	52,168
Income before provision for income taxes	29,801	25,941
Provision for income taxes	6,562	5,216
Net income Community Banking segment	$23,239	$20,725
Weighted average shares outstanding, diluted	5,574,135	5,688,687
Diluted earnings per share	$4.16	$3.64

Home Mortgage Lending

During the third quarter of 2024, mortgage loans funded for sale increased to $210.0 million, compared to $152.3 million in the second quarter of 2024, and $131.9 million in the third quarter of 2023.

During the third quarter of 2024, the Bank purchased Residential Mortgage-originated loans of $38.1 million of which roughly two-thirds were jumbos and one-third were mortgages for second homes, with a weighted average interest rate of 6.59%, up from $29.2 million and 6.82% in the second quarter of 2024, and up from $21.6 million and 6.60% in the third quarter of 2023. The increase in mortgage loans funded for investment has increased net interest income in the Home Mortgage Lending segment. Net interest income contributed $2.9 million to total revenue in the third quarter of 2024, up from $2.8 million in the prior quarter, and up from $2.3 million in the third quarter a year ago.

The Arizona, Colorado, and the Pacific Northwest mortgage expansion markets were responsible for 20% of Residential Mortgage's $248 million total production in the third quarter of 2024, 22% of $182 million total production in the second quarter of 2024, and 8% of $153 million total production in the third quarter of 2023.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $968,000 during the third quarter of 2024 compared to a decrease of $81,000 for the second quarter of 2024 and a decrease of $310,000 for the third quarter of 2023. Mortgage servicing revenue increased to $2.6 million in the third quarter of 2024 from $2.2 million in the prior quarter and from $2.4 million in the third quarter of 2023 due to an increase in production of Alaska Housing Finance Corporation (AHFC) mortgages, which contribute to servicing revenues at origination. In the third quarter of 2024, the Company's servicing portfolio increased $64.8 million, which included $87.3 million in new mortgage loans, net of amortization and payoffs of $22.5 million as compared to a net increase of $41.8 million in the second quarter of 2024 and $58.2 million in the third quarter of 2023.

As of September 30, 2024, Northrim serviced 4,187 loans in its $1.17 billion home-mortgage-servicing portfolio, a 6% increase compared to the $1.10 billion serviced as of the end of the second quarter of 2024, and a 19% increase from the $982.1 million serviced a year ago.

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The following tables provide highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Mortgage commitments	$77,591	$88,006	$56,208	$22,926	$50,128

Mortgage loans funded for sale	$209,960	$152,339	$84,324	$79,742	$131,863
Mortgage loans funded for investment	38,087	29,175	17,403	27,114	21,585
Total mortgage loans funded	$248,047	$181,514	$101,727	$106,856	$153,448
Mortgage loan refinances to total fundings	6%	6%	4%	4%	5%
Mortgage loans serviced for others	$1,166,585	$1,101,800	$1,060,007	$1,044,516	$982,098

Net realized gains on mortgage loans sold	$5,079	$3,188	$1,980	$1,462	$2,491
Change in fair value of mortgage loan commitments, net	60	391	386	(296)	(289)
Total production revenue	5,139	3,579	2,366	1,166	2,202
Mortgage servicing revenue	2,583	2,164	1,561	2,180	2,396
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(566)	239	289	(707)	—
Other[2]	(402)	(320)	(314)	(301)	(310)
Total mortgage servicing revenue, net	1,615	2,083	1,536	1,172	2,086
Other mortgage banking revenue	293	222	129	99	117
Total mortgage banking income	$7,047	$5,884	$4,031	$2,437	$4,405

Net interest income	$2,941	$2,775	$2,232	$2,276	$2,300
Provision (benefit) for credit losses	571	64	(48)	—	—
Mortgage banking income	7,047	5,884	4,031	2,437	4,405
Other operating expense	7,643	6,697	6,086	5,477	5,951
Income (loss) before provision for income taxes	1,774	1,898	225	(764)	754
Provision (benefit) for income taxes	497	532	63	(215)	182
Net income (loss)	$1,277	$1,366	$162	($549)	$572

Weighted average shares outstanding, diluted	5,583,055	5,558,580	5,554,930	5,578,491	5,624,906
Diluted earnings per share	$0.23	$0.25	$0.03	($0.10)	$0.09
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2024	September 30, 2023
Mortgage loans funded for sale	$446,623	$296,412
Mortgage loans funded for investment	84,665	119,144
Total mortgage loans funded	$531,288	$415,556
Mortgage loan refinances to total fundings	6%	5%

Net realized gains on mortgage loans sold	$10,247	$6,366
Change in fair value of mortgage loan commitments, net	837	194
Total production revenue	11,084	6,560
Mortgage servicing revenue	6,308	5,188
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(38)	(215)
Other[2]	(1,036)	(1,464)
Total mortgage servicing revenue, net	5,234	3,509
Other mortgage banking revenue	644	257
Total mortgage banking income	$16,962	$10,326

Net interest income	$7,948	$5,022
Provision for credit losses	587	—
Mortgage banking income	16,962	10,326
Other operating expense	20,426	18,020
Income before provision for income taxes	3,897	(2,672)
Provision for income taxes	1,092	(728)
Net (loss) income Home Mortgage Lending segment	$2,805	($1,944)

Weighted average shares outstanding, diluted	5,574,135	5,688,687
Diluted (loss) earnings per share	$0.51	($0.34)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.96 billion at September 30, 2024, up 5% from the preceding quarter and up 6% from a year ago. Northrim’s loan-to-deposit ratio was 76% at September 30, 2024, consistent with 76% at June 30, 2024, and up from 71% at September 30, 2023.

At September 30, 2024, our liquid assets, investments, and loans maturing within one year were $1.07 billion and our funds available for borrowing under our existing lines of credit were $641.7 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.67 billion in the third quarter of 2024, up 4% from $2.57 billion in the second quarter of 2024 and up 6% from $2.52 billion in the third quarter a year ago. The average yield on interest-earning assets was 5.92% in the third quarter of 2024, up from 5.83% in the preceding quarter and 5.48% in the third quarter a year ago.

Average investment securities decreased to $619.0 million in the third quarter of 2024, compared to $640.0 million in the second quarter of 2024 and $715.8 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.80% for the third quarter of 2024, down from 2.82% in the preceding quarter

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and up from 2.43% in the year ago quarter. The average estimated duration of the investment portfolio at September 30, 2024, was approximately 2.3 years compared to approximately 2.8 years at September 30, 2023. As of September 30, 2024, $105.1 million of available for sale securities with a weighted average yield of 0.61% are scheduled to mature in the next six months, $73.0 million with a weighted average yield of 2.48% are scheduled to mature in six months to one year, and $177.8 million with a weighted average yield of 1.31% are scheduled to mature in the following year, representing a total of $355.9 million or 13% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $7.6 million in the third quarter of 2024 resulting in total unrealized loss, net of tax, of $7.6 million compared to $15.2 million at June 30, 2024, and $26.5 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.3 years. Total unrealized losses on held to maturity securities were $2.1 million at September 30, 2024, compared to $3.0 million at June 30, 2024, and $4.5 million a year ago.

Average interest bearing deposits in other banks increased to $28.4 million in the third quarter of 2024 from $17.4 million in the second quarter of 2024 and decreased from $42.3 million in the third quarter of 2023, as deposit balances increased and cash was used to fund the loan growth and provide liquidity.

Portfolio loans were $2.01 billion at September 30, 2024, up 7% from the preceding quarter and up 17% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $1.76 billion at September 30, 2024, up $105.2 million or 6% from the preceding quarter and up 14% from a year ago. This increase was diversified throughout the loan portfolio including commercial real estate nonowner-occupied and multi-family loans increasing by $33.2 million, construction loans increasing by $31.4 million, and commercial real estate owner-occupied loans increasing $29.0 million from the preceding quarter. Average portfolio loans in the third quarter of 2024 were $1.93 billion, which was up 5% from the preceding quarter and up 14% from a year ago. Yields on average portfolio loans in the third quarter of 2024 increased to 6.91% from 6.87% in the second quarter and from 6.61% in the third quarter of 2023. The increase in the yield on portfolio loans in the third quarter of 2024 compared to the second quarter of 2024 and the third quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.43% in the third quarter of 2024 as compared to 8.26% in the second quarter of 2024 and 7.75% in the third quarter of 2023. The drop in yields on new loan production was largely related to the large volume of new commercial real estate versus commercial loans, as noted above, as well as slightly better credit quality of the loans originated in the third quarter of 2024.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.63 billion at September 30, 2024, up 7% from $2.46 billion at June 30, 2024, and up 8% from $2.43 billion a year ago. “The increase in deposits in the third quarter of 2024 were consistent with our customers' business cycles and a result of continued acquisition of new relationships,” said Ballard. At September 30, 2024, 73% of total deposits were held in business accounts and 27% of deposit balances were held in consumer accounts. Northrim had approximately 34,000 deposit customers with an average balance of $48,000 as of September 30, 2024. Northrim had 22 customers with balances over $10 million as of September 30, 2024, which accounted for $978.4 million, or 38%, of total deposits. Demand deposits increased by 8% from the prior quarter and decreased slightly year-over-year to $763.6 million at September 30, 2024. Demand deposits remained consistent at 29% of total deposits at both September 30, 2024 and June 30, 2024 down from 31% of total deposits at September 30, 2023. Average interest-bearing deposits were up 4% to $1.80 billion with an average cost of 2.24% in the third quarter of 2024, compared to $1.73 billion and an average cost of 2.21% in the second quarter of 2024, and up 11% compared to $1.62 billion and an average cost of 1.75% in the third quarter of 2023. Uninsured deposits totaled $1.12 billion or 43% of total deposits as of September 30, 2024 compared to $1.1 billion or 46% of total deposits as of December 31, 2022. Since interest rates began increasing in 2022, Northrim has taken a proactive, targeted approach to increase deposit rates.

Shareholders’ equity was $260.1 million, or $47.27 book value per share, at September 30, 2024, compared to $247.2 million, or $44.93 book value per share, at June 30, 2024 and $225.3 million, or $40.60 book value per share, a year ago. Tangible book value per share* was $44.36 at September 30, 2024, compared to $42.03 at June

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30, 2024, and $37.72 per share a year ago. The increase in shareholders’ equity in the third quarter of 2024 as compared to the second quarter of 2024 was largely the result of earnings of $8.8 million and an increase in the fair value of the available for sale securities portfolio, which increased $7.6 million, net of tax, which were only partially offset by dividends paid of $3.4 million. The Company did not repurchase any shares of common stock in the third quarter of 2024 and has 110,000 shares remaining under the current share repurchase program as of September 30, 2024. Tangible common equity to tangible assets* was 8.28% as of September 30, 2024, compared to 8.24% as of June 30, 2024 and 7.54% as of September 30, 2023. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 11.53% at September 30, 2024, compared to 11.68% at June 30, 2024, and 11.67% at September 30, 2023.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $5.3 million at September 30, 2024, up from $5.1 million at June 30, 2024 and $5.2 million a year ago. Of the NPAs at September 30, 2024, $3.0 million, or 61%, are nonaccrual loans related to three commercial relationships.

Net adversely classified loans were $6.5 million at September 30, 2024, as compared to $7.1 million at June 30, 2024, and $7.3 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $96,000 in the third quarter of 2024, compared to net loan recoveries of $26,000 in the second quarter of 2024, and net loan recoveries of $96,000 in the third quarter of 2023. Additionally, Northrim had 11 loan modifications to borrowers experiencing financial difficulty totaling $3.1 million, net of government guarantees in the third quarter of 2024.

Northrim had $127.4 million, or 6% of portfolio loans, in the Healthcare sector, $110.4 million, or 5% of portfolio loans, in the Tourism sector, $96.6 million, or 5% of portfolio loans, in the Accommodations sector, $83.6 million, or 4% of portfolio loans, in the Fishing sector, $70.6 million, or 3% of portfolio loans, in the Aviation (non-tourism) sector, $67.7 million, or 3% of portfolio loans, in the Retail sector, and $53.1 million, or 3% in the Restaurants and Breweries sector as of September 30, 2024.

Northrim estimates that $82.0 million, or approximately 4% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of September 30, 2024, and $1.6 million of these loans are adversely classified. As of September 30, 2024, Northrim has an additional $29.7 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
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About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches in Anchorage, Eagle River, the Matanuska Valley, the Kenai Peninsula, Juneau, Fairbanks, Nome, Kodiak, Ketchikan, and Sitka, serving 90% of Alaska’s population; and an asset-based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Interest Income:
Interest and fees on loans	$34,863	$32,367	$29,097	$97,680	$79,104
Interest on portfolio investments	4,164	4,310	4,727	12,994	14,018
Interest on deposits in banks	389	232	584	1,459	2,901
Total interest income	39,416	36,909	34,408	112,133	96,023
Interest Expense:
Interest expense on deposits	10,123	9,476	7,138	28,779	17,835
Interest expense on borrowings	451	380	920	1,012	1,664
Total interest expense	10,574	9,856	8,058	29,791	19,499
Net interest income	28,842	27,053	26,350	82,342	76,524

(Benefit) provision for credit losses	2,063	(120)	1,190	2,092	2,957
Net interest income after provision for credit losses	26,779	27,173	25,160	80,250	73,567

Other Operating Income:
Mortgage banking income	7,047	5,884	4,405	16,962	10,326
Bankcard fees	1,196	1,105	1,022	3,218	2,916
Purchased receivable income	1,033	1,242	1,180	3,620	3,175
Service charges on deposit accounts	605	572	550	1,726	1,512
Unrealized gain (loss) on marketable equity securities	576	(60)	12	830	(445)
Other income	1,130	834	833	2,652	2,406
Total other operating income	11,587	9,577	8,002	29,008	19,890

Other Operating Expense:
Salaries and other personnel expense	17,549	16,627	15,657	49,593	46,324
Data processing expense	2,618	2,601	2,589	7,878	7,321
Occupancy expense	1,911	1,843	1,857	5,716	5,611
Professional and outside services	903	726	803	2,384	2,326
Marketing expense	860	690	499	2,063	1,996
Insurance expense	596	692	640	2,067	1,844
OREO expense, net rental income and gains on sale	2	2	(784)	(387)	(766)
Intangible asset amortization expense	—	—	4	—	11
Other operating expense	2,289	2,013	1,631	6,246	5,521
Total other operating expense	26,728	25,194	22,896	75,560	70,188

Income before provision for income taxes	11,638	11,556	10,266	33,698	23,269
Provision for income taxes	2,813	2,536	1,892	7,654	4,488
Net income	$8,825	$9,020	$8,374	$26,044	$18,781

Basic EPS	$1.60	$1.64	$1.50	$4.73	$3.34
Diluted EPS	$1.57	$1.62	$1.48	$4.67	$3.30
Weighted average shares outstanding, basic	5,501,943	5,500,588	5,569,238	5,500,703	5,630,948
Weighted average shares outstanding, diluted	5,583,055	5,558,580	5,624,906	5,574,135	5,688,687

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Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2024	2024	2023

Assets:
Cash and due from banks	$42,805	$33,364	$31,276
Interest bearing deposits in other banks	60,071	21,058	79,952
Investment securities available for sale, at fair value	545,210	584,964	652,150
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	12,957	12,381	10,615
Investment in Federal Home Loan Bank stock	4,318	4,929	6,334
Loans held for sale	97,937	85,926	63,151

Portfolio loans	2,007,565	1,875,907	1,720,091
Allowance for credit losses, loans	(19,528)	(17,694)	(16,491)
Net portfolio loans	1,988,037	1,858,213	1,703,600
Purchased receivables, net	23,564	25,722	34,578
Mortgage servicing rights, at fair value	21,570	21,077	19,396
Other real estate owned, net	—	—	150
Premises and equipment, net	39,625	40,393	40,920
Lease right of use asset	7,616	8,244	9,673
Goodwill and intangible assets	15,967	15,967	15,973
Other assets	66,965	72,680	85,671
Total assets	$2,963,392	$2,821,668	$2,790,189

Liabilities:
Demand deposits	$763,595	$704,471	$764,647
Interest-bearing demand	979,238	906,010	875,814
Savings deposits	245,043	238,156	265,799
Money market deposits	201,821	195,159	230,814
Time deposits	435,870	420,010	290,856
Total deposits	2,625,567	2,463,806	2,427,930
Other borrowings	13,354	43,961	63,781
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	7,635	8,269	9,673
Other liabilities	46,476	48,122	53,236
Total liabilities	2,703,342	2,574,468	2,564,930

Shareholders’ Equity:
Total shareholders’ equity	260,050	247,200	225,259
Total liabilities and shareholders’ equity	$2,963,392	$2,821,668	$2,790,189

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$492,414	24%	$495,781	26%	$475,220	26%	$486,057	27%	$492,145	28%
Commercial real estate:
Owner occupied properties	412,827	20%	383,832	20%	372,507	20%	368,357	20%	359,019	21%
Nonowner occupied and
multifamily properties	584,302	31%	551,130	30%	529,904	30%	519,115	30%	509,939	30%
Residential real estate:
1-4 family properties
secured by first liens	248,514	12%	222,026	12%	218,552	12%	203,534	11%	180,719	10%
1-4 family properties
secured by junior liens &
revolving secured by first liens	45,262	2%	41,258	2%	35,460	2%	33,783	2%	27,342	2%
1-4 family construction	39,794	2%	29,510	2%	27,751	2%	31,239	2%	32,374	2%
Construction loans	185,362	9%	154,009	8%	153,537	8%	149,788	8%	120,909	7%
Consumer loans	7,836	—%	6,679	—%	6,444	—%	6,180	—%	5,930	—%
Subtotal	2,016,311		1,884,225		1,819,375		1,798,053		1,728,377
Unearned loan fees, net	(8,746)		(8,318)		(8,240)		(8,556)		(8,286)
Total portfolio loans	$2,007,565		$1,875,907		$1,811,135		$1,789,497		$1,720,091

Composition of Deposits
	September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$763,595	29%	$704,471	29%	$714,244	29%	$749,683	31%	$764,647	31%
Interest-bearing demand	979,238	37%	906,010	36%	889,581	37%	927,291	37%	875,814	36%
Savings deposits	245,043	9%	238,156	10%	246,902	10%	255,338	10%	265,799	11%
Money market deposits	201,821	8%	195,159	8%	209,785	9%	221,492	9%	230,814	10%
Time deposits	435,870	17%	420,010	17%	373,571	15%	331,251	13%	290,856	12%
Total deposits	$2,625,567		$2,463,806		$2,434,083		$2,485,055		$2,427,930

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
October 23, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	September 30,	June 30,	September 30,
	2024	2024	2023
Nonaccrual loans	$4,944	$4,830	$6,492
Loans 90 days past due and accruing	17	17	28
Total nonperforming loans	4,961	4,847	6,520
Nonperforming loans guaranteed by government	—	—	(1,455)
Net nonperforming loans	4,961	4,847	5,065
Other real estate owned	—	—	150
Repossessed assets	297	297	—
Net nonperforming assets	$5,258	$5,144	$5,215
Nonperforming loans, net of government guarantees / portfolio loans	0.25%	0.26%	0.29%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.26%	0.28%	0.31%
Nonperforming assets, net of government guarantees / total assets	0.18%	0.18%	0.19%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.19%	0.19%	0.19%

Adversely classified loans, net of government guarantees	$6,503	$7,068	$7,250
Special mention loans, net of government guarantees	$9,641	$8,902	$5,457
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.08%	0.03%	—%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.09%	0.04%	—%

Allowance for credit losses / portfolio loans	0.97%	0.94%	0.96%
Allowance for credit losses / portfolio loans, net of government guarantees	1.04%	1.01%	1.02%
Allowance for credit losses / nonperforming loans, net of government
guarantees	394%	365%	326%

Gross loan charge-offs for the quarter	$15	$—	$91
Gross loan recoveries for the quarter	($111)	($26)	($187)
Net loan (recoveries) charge-offs for the quarter	($96)	($26)	($96)
Net loan charge-offs (recoveries) year-to-date	($164)	($68)	($134)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	—%	(0.01)%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.01)%	(0.01)%	(0.01)%

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
October 23, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$28,409	5.28%	$17,352	5.27%	$42,273	5.39%
Portfolio investments	619,012	2.80%	639,980	2.82%	715,767	2.43%
Loans held for sale	93,689	6.20%	65,102	6.08%	62,350	6.34%
Portfolio loans	1,933,181	6.91%	1,845,832	6.87%	1,695,736	6.61%
Total interest-earning assets	2,674,291	5.92%	2,568,266	5.83%	2,516,126	5.48%
Nonearning assets	196,266		204,509		205,770
Total assets	$2,870,557		$2,772,775		$2,721,896

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,796,107	2.24%	$1,725,013	2.21%	$1,619,478	1.75%
Borrowings	43,555	4.07%	38,390	3.92%	76,681	4.73%
Total interest-bearing liabilities	1,839,662	2.29%	1,763,403	2.25%	1,696,159	1.88%

Noninterest-bearing demand deposits	722,000		706,339		747,147
Other liabilities	52,387		58,549		52,078
Shareholders’ equity	256,508		244,484		226,512
Total liabilities and shareholders’ equity	$2,870,557		$2,772,775		$2,721,896
Net spread		3.63%		3.58%		3.60%
NIM		4.29%		4.24%		4.15%
NIMTE*		4.35%		4.30%		4.21%
Cost of funds		1.64%		1.60%		1.31%
Average portfolio loans to average
interest-earning assets	72.29%		71.87%		67.39%
Average portfolio loans to average total deposits	76.77%		75.92%		71.65%
Average non-interest deposits to average
total deposits	28.67%		29.05%		31.57%
Average interest-earning assets to average
interest-bearing liabilities	145.37%		145.64%		148.34%

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2024		September 30, 2023
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$35,747	5.34%	$79,362	4.82%
Portfolio investments	643,221	2.82%	723,693	2.41%
Loans held for sale	63,917	6.14%	40,433	6.06%
Portfolio loans	1,857,756	6.85%	1,608,293	6.46%
Total interest-earning assets	2,600,641	5.81%	2,451,781	5.30%
Nonearning assets	200,619		192,430
Total assets	$2,801,260		$2,644,211

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,751,179	2.20%	$1,577,308	1.51%
Borrowings	35,327	3.76%	52,075	4.23%
Total interest-bearing liabilities	1,786,506	2.23%	1,629,383	1.60%

Noninterest-bearing demand deposits	711,197		746,251
Other liabilities	57,097		42,596
Shareholders' equity	246,460		225,981
Total liabilities and shareholders' equity	$2,801,260		$2,644,211
Net spread		3.58%		3.70%
NIM		4.23%		4.17%
NIMTE*		4.29%		4.24%
Cost of funds		1.59%		1.10%
Average portfolio loans to average interest-earning assets	71.43%		65.60%
Average portfolio loans to average total deposits	75.45%		69.22%
Average non-interest deposits to average total deposits	28.88%		32.12%
Average interest-earning assets to average interest-bearing liabilities	145.57%		150.47%

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
October 23, 2024
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Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2024	June 30, 2024	September 30, 2023
Book value per share	$47.27	$44.93	$40.60
Tangible book value per share*	$44.36	$42.03	$37.72
Total shareholders’ equity/total assets	8.78%	8.76%	8.07%
Tangible Common Equity/Tangible Assets*	8.28%	8.24%	7.54%
Tier 1 Capital / Risk Adjusted Assets	11.53%	11.68%	11.67%
Total Capital / Risk Adjusted Assets	12.50%	12.58%	12.58%
Tier 1 Capital / Average Assets	9.08%	9.17%	9.02%
Shares outstanding	5,501,943	5,501,562	5,548,436
Total unrealized loss on AFS debt securities, net of income taxes	($7,617)	($15,197)	($26,526)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$863	$1,212	$1,485

Profitability Ratios
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
For the quarter:
NIM	4.29%	4.24%	4.16%	4.06%	4.15%
NIMTE*	4.35%	4.30%	4.22%	4.12%	4.21%
Efficiency ratio	66.11%	68.78%	68.93%	72.21%	66.64%
Return on average assets	1.22%	1.31%	1.19%	0.93%	1.22%
Return on average equity	13.69%	14.84%	13.84%	11.36%	14.67%

	September 30, 2024	September 30, 2023
Year-to-date:
NIM	4.23%	4.17%
NIMTE*	4.29%	4.24%
Efficiency ratio	67.86%	72.79%
Return on average assets	1.24%	0.95%
Return on average equity	14.12%	11.11%

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
October 23, 2024
20 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2024 and 2023. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated..

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Net interest income	$28,842	$27,053	$26,447	$26,732	$26,350
Divided by average interest-bearing assets	2,674,291	2,568,266	2,558,558	2,612,297	2,516,126
Net interest margin (“NIM”)[2]	4.29%	4.24%	4.16%	4.06%	4.15%

Net interest income	$28,842	$27,053	$26,447	$26,732	$26,350
Plus: reduction in tax expense related to
tax-exempt interest income	385	378	379	374	373
	$29,227	$27,431	$26,826	$27,106	$26,723
Divided by average interest-bearing assets	2,674,291	2,568,266	2,558,558	2,612,297	2,516,126
NIMTE[2]	4.35%	4.30%	4.22%	4.12%	4.21%

	Year-to-date
	September 30, 2024	September 30, 2023
Net interest income	$82,342	$76,524
Divided by average interest-bearing assets	2,600,641	2,451,781
Net interest margin ("NIM")[3]	4.23%	4.17%

Net interest income	$82,342	$76,524
Plus: reduction in tax expense related to
tax-exempt interest income	1,142	1,202
	$83,484	$77,726
Divided by average interest-bearing assets	2,600,641	2,451,781
NIMTE[3]	4.29%	4.24%

2Calculated using actual days in the quarter divided by 366 for the quarters ended in 2024 and 365 for the quarters ended in 2023, respectively.

3Calculated using actual days in the year divided by 366 for year-to-date period in 2024 and 365 for year-to-date period in 2023, respectively.

Northrim BanCorp Earns $8.8 Million, or $1.57 per Diluted Share in 3Q24
October 23, 2024
21 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Total shareholders’ equity	$260,050	$247,200	$239,327	$234,718	$225,259
Divided by shares outstanding	5,502	5,502	5,500	5,513	5,548
Book value per share	$47.27	$44.93	$43.52	$42.57	$40.60

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Total shareholders’ equity	$260,050	$247,200	$239,327	$234,718	$225,259
Less: goodwill and intangible assets	15,967	15,967	15,967	15,967	15,973
	$244,083	$231,233	$223,360	$218,751	$209,286
Divided by shares outstanding	5,502	5,502	5,500	5,513	5,548
Tangible book value per share	$44.36	$42.03	$40.61	$39.68	$37.72

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Total shareholders’ equity	$260,050	$247,200	$239,327	$234,718	$225,259
Total assets	2,963,392	2,821,668	2,759,560	2,807,497	2,790,189
Total shareholders’ equity to total assets	8.78%	8.76%	8.67%	8.36%	8.07%

Northrim BanCorp, Inc.	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total shareholders’ equity	$260,050	$247,200	$239,327	$234,718	$225,259
Less: goodwill and other intangible assets, net	15,967	15,967	15,967	15,967	15,973
Tangible common shareholders’ equity	$244,083	$231,233	$223,360	$218,751	$209,286

Total assets	$2,963,392	$2,821,668	$2,759,560	$2,807,497	$2,790,189
Less: goodwill and other intangible assets, net	15,967	15,967	15,967	15,967	15,973
Tangible assets	$2,947,425	$2,805,701	$2,743,593	$2,791,530	$2,774,216
Tangible common equity ratio	8.28%	8.24%	8.14%	7.84%	7.54%

Note Transmitted on GlobeNewswire on October 23, 2024, at 12:15 pm Alaska Standard Time.